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                                                                    EXHIBIT 10.5

                  1996 PRINTWARE Bonus Plan for ______________

This bonus plan covers ______________, and is based upon his base salary and upon Company Revenue and Profit achievements. Profit is defined as Net Profit before Tax and extraordinary items. This bonus plan becomes operative only if both the Profit exceeds $1,020,000 and Revenue exceeds $7.4 million; below either of those figures, there will be no bonus.

Total bonus is composed of a Revenue component and a Profit component. The Revenue component will be 40% of his total bonus and the Profit component will be 60% of his total bonus.

Each component also has a percent, determined by results achieved. The Revenue component is determined by the achieved Revenue converted to its bonus percent (%) using the attached table. This bonus percent is then multiplied by 40% (the bonus portion determined by Revenue). The Profit component is determined by the achieved Profit converted to its bonus percent (%) using the attached table. This bonus percent is then multiplied by 60% (the bonus portion determined by Profit). The total bonus is the addition of the Revenue bonus dollars and Profit bonus dollars. The conversion from Revenue achieved and Profit achieved to their bonus percent will be done using the tables on the following pages; for Revenue and Profit achievements that fall between the stated dollar values in the table, a linear interpolation process will determine the bonus percent. Sample bonus calculations are shown on the attached pages.

Up to a maximum of 52% of base salary can be earned as a bonus if Revenue meets or exceeds $11.3 Million and Profit meets or exceeds $2.06 Million.

The percent calculations will be rounded to the nearest whole percent, and Revenue and Profit dollars for both achieved results and bonus paid will be rounded to the nearest whole dollar.

In addition to the cash bonus paid, Incentive Stock Options will be granted based upon the Total Bonus dollars earned at a rate of one ISO share for every Total Bonus dollar paid.




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                          $______ SALARY DIVIDED 60/40


      REV.      %      DOLLARS          PROFIT     %      DOLLARS
      MIL.    BONUS     PAID             MIL.    BONUS     PAID
       7.4      0%         0              1.02      0%        0
       7.7      4%      1520              1.10      4%     2280
       8.0      8%      3040              1.18      8%     4560
       8.3     12%      4560              1.26     12%     6840
       8.6     16%      6080              1.34     16%     9120
       8.9     20%      7600              1.42     20%    11400
       9.2     24%      9120              1.50     24%    13680
       9.5     28%     10640              1.58     28%    15960
       9.8     32%     12160              1.66     32%    18240
      10.1     36%     13680              1.74     36%    20520
      10.4     40%     15200              1.82     40%    22800
      10.7     44%     16720              1.90     44%    25080
      11.0     48%     18240              1.98     48%    27360
      11.3     52%     19760              2.06     52%    29640


               EXAMPLE 1:

$8.25 MILLION REVENUE
$1.2 MILLION PROFIT

BONUS CALCULATION:

$8.25 MILLION REVENUE  =  11% OF $[SALARY]  =  $______ TIMES 40%  =  $_____
$1.2 MILLION PROFIT  =  9% OF $[SALARY]  =  $_____ TIMES 60%  =  $_____
TOTAL BONUS  =  $_____  (___% of salary)
NUMBER OF ISO SHARES GRANTED  = _____

               EXAMPLE 2:

$10.5 MILLION REVENUE
$1.7 MILLION PROFIT

BONUS CALCULATION:

$10.5 MILLION REVENUE  =  41% OF $[SALARY]  =  $______ TIMES 40%  =  $______
$1.7 MILLION PROFIT  =  34% OF $[SALARY]  =  $______ TIMES 60%  =  $______
TOTAL BONUS  =  $______  (____% of salary)
NUMBER OF ISO SHARES GRANTED  = ______


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